NEWS RELEASE

TimkenSteel Corporation Increased
Fourth-Quarter Sales By 24 Percent Over Prior Year;
Declared Third Consecutive Quarterly Dividend

•	Reported earnings per share of $0.37, a 15.6 percent increase over adjusted(1) prior-year quarter.

•	Achieved full-year 2014 sales growth of 21.2 percent over 2013, driven by demand in the energy and industrial market sectors.

•	Repurchased approximately 833,000 shares of its common stock.

•	Declared quarterly dividend of $0.14 per share.

CANTON, Ohio: Jan. 29, 2015 — TimkenSteel (NYSE: TMST, timkensteel.com), a leader in customized alloy steel products and services, today reported fourth-quarter net income of $17.0 million on net sales of $408.3 million. Earnings per share (EPS) of $0.37 are 15.6 percent higher than adjusted EPS(1) of $0.32 for the fourth quarter of 2013.
For the full year, net sales grew 21.2 percent over 2013. Adjusted EBIT(1) for the full year was $148.6 million, an improvement of 50.8 percent over 2013, driven by improved volume and mix. Adjusted EPS(1) of $2.11 increased 52.9 percent over adjusted EPS(1) of $1.38 for the full year of 2013. Increased shipments in the industrial and energy market sectors coupled with favorable mix and price more than offset the impact of raw material spread and LIFO expenses.
The company also took several actions to return capital to shareholders. During the fourth quarter, the company repurchased approximately 833,000 common shares at an aggregate cost of $30.6 million. The action, which accounted for 1.8 percent of the outstanding shares of the company’s common stock as of the beginning of the fourth quarter, is part of a share repurchase program authorized by the TimkenSteel board of directors in 2014 for up to 3 million shares by Dec. 31, 2016. The board, today, also declared a quarterly cash dividend of $0.14 per share, payable on Feb. 27, 2015, to shareholders of record as of Feb. 13, 2015.

(1) Please see discussion of non-GAAP financial measures at the end of this press release.

NEWS RELEASE / Page 2

“We performed well both operationally and financially in an exciting year for the company,” said Ward J. “Tim” Timken, Jr., chairman, CEO and president. “We drove financial performance, despite declining scrap prices that dampened our results, by fully leveraging our technical and operational advantages to serve a diverse portfolio of customers in the automotive, industrial and energy end markets. At the same time, we smoothly executed the spinoff, launched production on the jumbo bloom vertical caster and announced our first strategic growth project as an independent company, an additional quench-and-temper heat-treat facility.
“In 2015, we’ll continue to serve a broad range of industries, and while the price of oil will impact our energy business this year, we’ve proven our ability to execute on our unique business model in both up and down markets.”

FOURTH-QUARTER 2014 FINANCIAL SUMMARY

Fourth-quarter net sales increased $78.3 million or 23.7 percent year-over-year.

•	Ship tons were approximately 270,000, an increase of 25.7 percent over the fourth quarter of 2013.

•	Surcharge revenue increased 28.7 percent from the prior-year quarter.

•	Increased volumes in the automotive, energy and industrial market sectors were the primary drivers for growth.
EBIT was $24.2 million, a 6.1 percent increase compared to adjusted EBIT(1) for the same period a year ago.

•
Fourth-quarter EBIT was favorable, primarily due to increased shipments in the industrial and energy market sectors partially offset by the impact of raw material spread, LIFO expenses and one-time separation-related expenses of $2 million.

•	Melt utilization of 74 percent for the quarter is higher compared with 51 percent in the fourth quarter of 2013.

(1) Please see discussion of non-GAAP financial measures at the end of this press release.

NEWS RELEASE / Page 3

BUSINESS SEGMENT FOURTH-QUARTER RESULTS

Industrial and Mobile Segment

•	Net sales of $234.7 million, including surcharges of $52.7 million, increased 14.9 percent over fourth-quarter 2013, driven primarily by demand in the industrial market sector.

•
Fourth-quarter EBIT margin of 5.4 percent is 60 basis points (bps) lower than the prior-year fourth-quarter adjusted margin(1) of 6.0 percent, primarily due to the impact of raw material spread and one-time separation-related expenses of about $1.0 million.

Energy and Distribution Segment

•
Net sales of $173.6 million, including surcharges of $40.9 million, represent a 38.0 percent increase over the fourth quarter of the prior year, driven primarily by continued growth in demand in the energy end markets and strength in the distribution channel.

•
Fourth-quarter EBIT margin of 8.6 percent is 90 bps higher than prior-year fourth-quarter adjusted margin(1) of 7.7 percent, driven by higher demand across both energy and distribution end markets partially offset by the impact of raw material spread and one-time separation-related expenses of about $1.0 million.

OUTLOOK

Full-Year 2015:

•	Segment Highlights:

◦	Industrial and Mobile

▪	Automotive demand expected to remain strong.

▪	Growth expected in industrial end markets, but at a much slower rate than 2014.

▪	Shipments expected to follow normal seasonality; with highest shipments in second quarter.

◦	Energy and Distribution

▪	Anticipate weaker oil and gas markets due to lower oil prices and associated decreases in energy exploration and production spend.

▪	Expect shipments to be the highest in the first quarter with declines sequentially thereafter.

(1) Please see discussion of non-GAAP financial measures at the end of this press release.

NEWS RELEASE / Page 4

•	Anticipate lower melt utilization in 2015, due to decreasing demand in energy markets and working capital management tactics to reduce inventory balances.

•	Expect raw material spread to negatively impact margin.

•	Will increase pension expense by $13 million, primarily due to changes in the actuarial mortality table.

•	Expect 2015 capital spending to be between $90 million and $100 million.

•	Plan to repurchase at least 2 million shares in 2015.

First-Quarter 2015:

•	Shipments in the first quarter of 2015 are projected to be flat over fourth-quarter 2014, with a shift in mix toward higher automotive sales.

The company will host a conference call at 9 a.m. EST on Friday, Jan. 30, 2015, to discuss its financial performance with investors and analysts. The financial results and fourth-quarter 2014 earnings supporting information are available on our website at investors.timkensteel.com.

Conference Call	Toll-free dial-in: 877-201-0168
Friday, Jan. 30, 2015	International dial-in: 647-788-4901
9 a.m. EST	Conference ID: 59708179
Conference Call Replay	Dial-in: 855-859-2056 or 404-537-3406
Available through Feb. 13, 2015	Replay passcode: 59708179
Live Webcast	investors.timkensteel.com

About TimkenSteel Corporation
TimkenSteel (NYSE:TMST, timkensteel.com) creates tailored steel products and services for demanding applications, helping customers push the bounds of what’s possible within their industries. The company reaches around the world in its customers’ products and leads North America in large alloy steel bars (6”+) and seamless mechanical tubing made of its special bar quality steel, as well as supply chain and steel services. Operating from six countries, TimkenSteel posted sales of $1.4 billion in 2013. Follow us on Twitter @TimkenSteel.

(1) Please see discussion of non-GAAP financial measures at the end of this press release.

NEWS RELEASE / Page 5

(1)NON-GAAP FINANCIAL MEASURES
TimkenSteel reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP”) and corresponding metrics as non-GAAP financial measures. EBIT is defined as operating income plus other income (expense), net. EBIT is an important financial measure used in the management of the business, including decisions concerning the allocation of resources and assessment of performance. Management believes that reporting EBIT is useful to investors as this measure is representative of the company's performance and cash generation. It also is a useful reflection of the underlying growth from the ongoing activities of the business and provides improved comparability of results.
For the period prior to the spinoff (the spinoff was effective June 30, 2014), the consolidated financial statements have been prepared on a stand-alone basis and are derived from the consolidated financial statements and accounting records of TimkenSteel’s former parent company, The Timken Company. TimkenSteel’s consolidated financial statements include certain expenses of its former parent that were allocated to the steel business for certain functions, including general corporate expenses related to finance, legal, information technology, human resources, compliance, shared services, insurance, employee benefits and incentives and stock-based compensation. TimkenSteel considers the expense allocation methodology and results to be reasonable for all periods presented. However, these allocations may not be indicative of the actual expenses TimkenSteel would have incurred as an independent public company or of the costs it will incur in the future.
Adjusted EPS is defined as net income reduced for stand-alone costs reflected at a normal run rate divided by the weighted average shares outstanding including the dilutive effect of stock-based awards. Adjusted EBIT is defined as EBIT reduced for stand-alone costs reflected at a normal run-rate. Adjusted EBIT margin is defined as adjusted EBIT as a percentage of net sales. Management believes that reporting adjusted EPS, adjusted EBIT and adjusted EBIT margin is useful to investors as these measures are representative of the company's performance and cash generation. They also better reflect the underlying growth from the ongoing activities of the business and provide an indication of the company’s performance as an independent public company.

NEWS RELEASE / Page 6

See the attached schedules for supplemental financial data and corresponding reconciliations of the non-GAAP financial measures referred to above to the most comparable GAAP financial measures for the three and 12 months ended Dec. 31, 2014 and 2013. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, TimkenSteel's results prepared in accordance with GAAP. In addition, the non-GAAP measures TimkenSteel uses may differ from non-GAAP measures used by other companies, and other companies may not define the non-GAAP measures TimkenSteel uses in the same way.
#
This news release includes “forward-looking” statements within the meaning of the federal securities laws. You can generally identify the company’s forward-looking statements by words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “outlook,” “intend,” “may,” “plan,” “possible,” “potential,” “predict,” “project,” “seek,” “target,” “should” or “would” or other similar words, phrases or expressions that convey the uncertainty of future events or outcomes. The company cautions readers that actual results may differ materially from those expressed or implied in forward-looking statements made by or on behalf of the company due to a variety of factors, such as: the company’s ability to realize the expected benefits of the spinoff; the costs associated with being an independent public company, which may be higher than anticipated; deterioration in world economic conditions, or in economic conditions in any of the geographic regions in which the company conducts business, including additional adverse effects from global economic slowdown, terrorism or hostilities, including political risks associated with the potential instability of governments and legal systems in countries in which the company or its customers conduct business, and changes in currency valuations; the effects of fluctuations in customer demand on sales, product mix and prices in the industries in which the company operates, including the ability of the company to respond to rapid changes in customer demand, the effects of customer bankruptcies or liquidations, the impact of changes in industrial business cycles, and whether conditions of fair trade continue in U.S. markets; competitive factors, including changes in market penetration, increasing price competition by existing or new foreign and domestic competitors, the introduction of new products by existing and new competitors, and new technology that may impact the way the company’s products are sold or distributed; changes in operating costs, including the effect of changes in the company’s manufacturing processes, changes in costs associated with varying levels of operations and manufacturing capacity, availability of raw materials and energy, the company’s ability to mitigate the impact of fluctuations in raw materials and energy costs and the effectiveness of its surcharge mechanism, changes in the expected costs associated with product warranty claims, changes resulting from inventory management, cost reduction initiatives and different levels of customer demands, the effects of unplanned work stoppages, and changes in the cost of labor and benefits; the success of the company’s operating plans, announced programs, initiatives and capital investments (including the jumbo bloom vertical caster and advanced quench-and-temper facility), the ability to integrate acquired

NEWS RELEASE / Page 7

companies, the ability of acquired companies to achieve satisfactory operating results, including results being accretive to earnings, and the company’s ability to maintain appropriate relations with unions that represent its associates in certain locations in order to avoid disruptions of business; and changes in worldwide financial markets, including availability of financing and interest rates, which affect the company’s cost of funds and/or ability to raise capital, the company’s pension obligations and investment performance, and/or customer demand and the ability of customers to obtain financing to purchase the company’s products or equipment that contain its products, and the amount of any dividend declared by the company’s board of directors on its common shares.
Additional risks relating to the company’s business, the industries in which the company operates or the company’s common shares may be described from time to time in the company’s filings with the SEC. All of these risk factors are difficult to predict, are subject to material uncertainties that may affect actual results and may be beyond the company’s control.
Readers are cautioned that it is not possible to predict or identify all of the risks, uncertainties and other factors that may affect future results and that the above list should not be considered to be a complete list. Except as required by the federal securities laws, the company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

TimkenSteel Corporation
1835 Dueber Ave. S.W., GNE-14, Canton, OH 44706

Media Contact: Joe Milicia	Investor Contact: Tina Beskid
P 330.471.7760	P 330.471.5621
news@timkensteel.com	ir@timkensteel.com

CONDENSED CONSOLIDATED STATEMENT OF INCOME
(Dollars in millions, except per share data) (Unaudited)
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2014	2013	2014	2013
Net sales	$408.3	$330.0	$1,674.2	$1,380.9
Cost of products sold	351.9	274.1	1,400.4	1,157.7
Gross Profit	56.4	55.9	273.8	223.2
Selling, general & administrative expenses (SG&A)	29.7	22.6	111.2	91.8
Impairment charges	1.2	0.6	1.2	0.6
Other expense, net	1.3	2.6	1.4	3.0
Earnings Before Interest and Taxes (EBIT) (1)	24.2	30.1	160.0	127.8

Interest expense	—	—	0.9	0.2
Income Before Income Taxes	24.2	30.1	159.1	127.6
Provision for income taxes	7.2	4.0	54.1	38.1
Net Income	$17.0	$26.1	$105.0	$89.5

Net Income per Common Share:
Basic Earnings Per Share	$0.38	$0.57	$2.31	$1.96
Diluted Earnings Per Share	$0.37	$0.56	$2.28	$1.94

Average Shares Outstanding	45,283,420	45,729,624	45,541,705	45,729,624
Average Shares Outstanding - Assuming Dilution	45,670,482	46,249,507	46,044,143	46,249,507

(1) EBIT is defined as operating income plus other expense, net. EBIT is an important financial measure used in the management of the business, including decisions concerning the allocation of resources and assessment of performance. Management believes that reporting EBIT is useful to investors as this measure is representative of the Company's performance and cash generation.

BUSINESS SEGMENTS
(Dollars in millions, except per ton data) (Unaudited)
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2014	2013	2014	2013
Industrial & Mobile
Net sales	$234.7	$204.2	$962.0	$865.0
Earnings before interest and taxes (EBIT) (1)	12.6	16.3	80.3	83.9
EBIT Margin (1)	5.4%	8.0%	8.3%	9.7%
Shipments (in tons)	158,865	134,298	639,744	587,230
Average selling price per ton, including surcharges	$1,477	$1,520	$1,504	$1,473

Energy & Distribution
Net sales	$173.6	$125.8	$712.2	$515.9
Earnings before interest and taxes (EBIT) (1)	15.0	12.8	99.2	58.6
EBIT Margin (1)	8.6%	10.2%	13.9%	11.4%
Shipments (in tons)	111,385	80,703	453,948	331,013
Average selling price per ton, including surcharges	$1,559	$1,559	$1,569	$1,559

Unallocated (2)	($3.4)	$1.0	($19.5)	($14.7)

Consolidated
Net sales	$408.3	$330.0	$1,674.2	$1,380.9
Earnings before interest and taxes (EBIT) (1)	24.2	30.1	160.0	127.8
EBIT Margin (1)	5.9%	9.1%	9.6%	9.3%

(1) EBIT is defined as operating income plus other expense, net. EBIT Margin is EBIT as a percentage of net sales. EBIT and EBIT Margin are important financial measures used in the management of the business, including decisions concerning the allocation of resources and assessment of performance. Management believes that reporting EBIT and EBIT Margin is useful to investors as these measures are representative of the Company's performance and cash generation.

(2) Unallocated are costs associated with Strategy, Corporate Development, Tax, Treasury, Legal, Internal Audit, LIFO and general administration expenses.

CONDENSED CONSOLIDATED BALANCE SHEET	December 31,
(Dollars in millions) (Unaudited)	2014	2013
ASSETS
Cash and cash equivalents	$34.5	$—
Accounts receivable, net of allowances	167.1	122.7
Accounts receivable due from related party	—	26.7
Inventories, net	293.8	227.0
Deferred income taxes	20.3	1.7
Deferred charges and prepaid expenses	27.7	0.8
Other current assets	7.6	4.2
Total Current Assets	551.0	383.1
Property, Plant and Equipment, net	778.6	664.8
Pension assets	8.0	—
Intangible assets	24.5	29.0
Other non-current assets	2.6	1.9
Total Other Assets	35.1	30.9
Total Assets	$1,364.7	$1,078.8

LIABILITIES
Accounts payable, trade	$120.2	$86.4
Accounts payable due to related party	—	17.7
Salaries, wages and benefits	49.1	37.6
Accrued pension and postretirement cost	17.8	—
Income taxes payable	0.3	—
Other current liabilities	38.1	13.2
Total Current Liabilities	225.5	154.9
Long-term debt	185.2	30.2
Accrued pension and postretirement cost	119.1	—
Deferred income taxes	75.1	86.1
Other non-current liabilities	11.1	6.8
Total Non-Current Liabilities	390.5	123.1
EQUITY
Additional paid-in capital	1,045.5	—
Net parent investment	—	801.2
Retained earnings	30.0	—
Treasury shares	(34.7)	—
Accumulated other comprehensive loss	(292.1)	(0.4)
Total Equity	748.7	800.8
Total Liabilities and Equity	$1,364.7	$1,078.8

Reconciliation of EBIT to GAAP Net Income:
This reconciliation is provided as additional relevant information about the Company's performance. Management believes EBIT is representative of the Company's performance and therefore useful to investors. Management also believes that it is appropriate to compare GAAP net income to EBIT.

(Dollars in millions) (Unaudited)
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2014	2013	2014	2013
Net Income	$17.0	$26.1	$105.0	$89.5

Provision for income taxes	7.2	4.0	54.1	38.1
Interest expense	—	—	0.9	0.2
Earnings Before Interest and Taxes (EBIT)	$24.2	$30.1	$160.0	$127.8

Reconciliation of Total Debt to Net Debt and the Ratio of Total Debt and Net Debt to Capital:
This reconciliation is provided as additional relevant information about the Company's financial position. Capital, used for the ratio of total debt to capital and net debt to capital, is defined as total debt plus total equity. Management believes Net Debt is an important measure of the Company's financial position due to the amount of cash and cash equivalents.

(Dollars in millions) (Unaudited)
	December 31,
	2014	2013
Long-term debt	$185.2	$30.2
Less: Cash and cash equivalents	(34.5)	—
Net Debt	$150.7	$30.2

Total Equity	$748.7	$800.8

Ratio of Total Debt to Capital	19.8%	3.6%
Ratio of Net Debt to Capital	16.1%	3.6%

Reconciliation of Free Cash Flow to GAAP Net Cash Provided by Operating Activities:
Management believes that free cash flow is useful to investors because it is a meaningful indicator of cash generated from operating activities available for the execution of its business strategy.
(Dollars in millions) (Unaudited)
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2014	2013	2014	2013
Net income	$17.0	$26.1	$105.0	$89.5
Depreciation and amortization	14.2	13.3	57.1	50.0
Working capital	(24.2)	(4.5)	(72.4)	13.0
Pension and postretirement	(0.1)	—	(5.8)	—
Other	18.5	(8.2)	10.0	22.6
Net Cash Provided by Operating Activities	25.4	26.7	93.9	175.1
Less: Capital expenditures	(46.5)	(58.7)	(129.6)	(182.8)
Free Cash Flow	($21.1)	($32.0)	($35.7)	($7.7)

Adjusted EBIT and Adjusted EBIT Margin Reconciliation:
Management believes that reporting adjusted EBIT and adjusted EBIT margin is useful to investors to give an indication of the Company's performance as an independent public company.
(Dollars in millions) (Unaudited)
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2014	2013	2014	2013
Net Sales
Industrial & Mobile	$234.7	$204.2	$962.0	$865.0
Energy & Distribution	173.6	125.8	712.2	515.9
	$408.3	$330.0	$1,674.2	$1,380.9

Adjusted EBIT (3)
Industrial & Mobile EBIT	$12.6	$16.3	$80.3	$83.9
Incremental stand-alone costs	—	(4.0)	(5.6)	(19.6)
Adjusted Industrial & Mobile EBIT	$12.6	$12.3	$74.7	$64.3

Energy & Distribution EBIT	$15.0	$12.8	$99.2	$58.6
Incremental stand-alone costs	—	(3.1)	(6.7)	(13.2)
Adjusted Energy & Distribution EBIT	$15.0	$9.7	$92.5	$45.4

Unallocated	($3.4)	$1.0	($19.5)	($14.7)
Incremental stand-alone costs	—	(0.2)	0.9	3.5
Adjusted Unallocated	($3.4)	$0.8	($18.6)	($11.2)

Consolidated EBIT	$24.2	$30.1	$160.0	$127.8
Incremental stand-alone costs	—	(7.3)	(11.4)	(29.3)
Adjusted Consolidated EBIT	$24.2	$22.8	$148.6	$98.5

Adjusted EBIT Margin (3)
Industrial & Mobile	5.4%	6.0%	7.8%	7.4%
Energy & Distribution	8.6%	7.7%	13.0%	8.8%
Consolidated	5.9%	6.9%	8.9%	7.1%

(3) EBIT is defined as operating income plus other expense, net. Adjusted EBIT reflects EBIT adjusted for the impact of estimated incremental stand-alone costs. Adjusted EBIT Margin is defined as adjusted EBIT as a percentage of net sales.

Adjusted Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA) Reconciliation:
Management believes that reporting adjusted EBITDA is useful to investors to give an indication of the Company's performance as an independent public company.
(Dollars in millions) (Unaudited)
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2014	2013	2014	2013
Adjusted Consolidated EBIT	$24.2	$22.8	$148.6	$98.5
Depreciation and amortization	14.2	13.3	57.1	50.0
Incremental depreciation and amortization	—	2.7	5.4	10.8
Total Depreciation and Amortization	$14.2	$16.0	$62.5	$60.8

Adjusted EBITDA (4)	$38.4	$38.8	$211.1	$159.3
% of net sales	9.4%	11.8%	12.6%	11.5%

(4) Adjusted EBITDA is defined as operating income plus other expense, net less depreciation and amortization adjusted for impact of estimated incremental depreciation and amortization.

Adjusted Net Income Reconciliation:
Management believes that reporting adjusted net income is useful to investors to give an indication of the Company's performance as an independent public company.
(Dollars and shares in millions, except per share data) (Unaudited)
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2014	2013	2014	2013
Net Income	$17.0	$26.1	$105.0	$89.5
Incremental stand-alone costs, net of tax	—	(11.3)	(7.8)	(25.7)
Adjusted Net Income	$17.0	$14.8	$97.2	$63.8

Average shares outstanding - assuming dilution	45.7	46.2	46.0	46.2
Adjusted Diluted Earnings Per Share	$0.37	$0.32	$2.11	$1.38

Adjusted Net Cash Provided by Operating Activities Reconciliation:
Management believes that reporting adjusted net cash provided by operating activities is useful to investors to give an indication of the Company's performance as an independent public company.
(Dollars in millions) (Unaudited)
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2014	2013	2014	2013
Net Cash Provided by Operating Activities	$25.4	$26.7	$93.9	$175.1
Incremental stand-alone costs	—	(7.3)	(11.4)	(29.3)
Incremental depreciation and amortization	—	2.7	5.4	10.8
Adjusted Net Cash Provided by Operating Activities	$25.4	$22.1	$87.9	$156.6